UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)                        December 15, 2004

Berkshire Income Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts	02108
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code                  (617) 523-7722

                                                             (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2004, the Registrant, through a newly formed subsidiary of its operating partnership Berkshire Income Realty-OP, L.P., entered into a Real Estate Sale Agreement to purchase 100% of the fee simple interest of Yorktowne at Olde Mill Apartments, a 216 unit multifamily apartment community located in Millersville, Maryland from EQR-Yorktowne Vistas, Inc. (the “Seller”). The Seller is an unaffiliated third party. The real estate sale agreement, which was agreed upon through arms length negotiations, provided for a purchase price of $21,500,000. The purchase price is to be paid in cash, and is subject to normal operating pro rations as of the closing date as provided for in the agreement.

The Real Estate Sale Agreement provides for a Review Period, which expires on December 23, 2004, during which the Registrant may terminate the agreement in its sole discretion. The agreement calls for a closing on the property to take place on December 28, 2004. It provides for the Registrant to indemnify the Seller from and against any and all losses, claims, damages and liabilities arising out of the Registrant's exercise of its rights under the agreement, including, without limitation, its right of inspection during the Review Period but expressly excluding any loss, cost or damage arising out of the Registrant's discovery of a condition existing prior to the date of the agreement. It also provides for the parties to indemnify each other from and against claims of brokers or finders arising from the purchase and sale of the property.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit 10.1    Real Estate Sale Agreement dated December 15, 2004, between EQR - Yorktowne Vistas, Inc. and BIR Yorktowne, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE INCOME REALTY, INC.

December 21, 2004	/s/ David C. Quade
David C. Quade
President and Chief Financial Officer